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                                                                      Exhibit 8c




                             AMENDED AND RESTATED

                              SERVICE AGREEMENT

                                      for

                             services rendered to

                  LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                                      by

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
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                       ADMINISTRATIVE SERVICES AGREEMENT
                       ---------------------------------
This Administrative Services Agreement ("Agreement") is made effective as of 12:01 a.m. Eastern Standard Time, on the lst day of January, 1998 ("Effective Date") by and between The Lincoln National Life Insurance Company, an Indiana corporation with offices at 1300 South Clinton Street, Fort Wayne, Indiana 46802 ("Lincoln") and Lincoln Life & Annuity Company of New York, a New York corporation with offices at 120 Madison Street, Suite 1700, Syracuse, New York, 13202 ("LLANY").

WHEREAS, Lincoln has extensive experience in the operation of the life insurance and annuity business; and

WHEREAS, Lincoln and LLANY are currently parties to other administrative services agreements; and

WHEREAS, Lincoln and LLANY desire to terminate those other services agreements and have this Agreement supersede them; and

WHEREAS, pursuant to an Administrative Services Agreement between Connecticut General Life Insurance Company ("Seller") and LLANY that is being executed concurrently with this Agreement (the "Administrative Services Agreement"), LLANY has agreed to provide all

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administrative services with respect to the Coinsured Contracts as that term is defined in the Administrative Services Agreement ("CG Services"); and

WHEREAS, LLANY has previously underwritten and sold and desires to underwrite and sell in the future insurance policies and annuity contracts including the types of policies and contracts for which LLANY is providing CG Services
(the "LLANY Business"); and

WHEREAS, LLANY desires Lincoln to perform LLANY's CG Services and to provide services to LLANY with respect to the LLANY Business (collectively, the "services") and desires further to make use in its day-to-day operations of certain property, equipment and facilities (collectively, the "facilities") of Lincoln as LLANY may request with respect to the services; and

WHEREAS, Lincoln and LLANY contemplate that such an agreement for services will achieve certain operating economies and improve services to the benefit of both of the companies and with respect to the CG Services to Seller's policyholders, and with respect to the LLANY Business to LLANY's policyholders; and

WHEREAS, Lincoln and LLANY wish to assure that all charges for services and the use of facilities incurred hereunder are reasonable and in accordance with all applicable legal requirements, including New York Insurance Department Regulation No. 33, and to the extent practicable reflect actual costs and are arrived at in a fair and equitable manner, and that estimated costs, whenever used, are adjusted periodically, to bring them into alignment with actual costs; and

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WHEREAS, Lincoln and LLANY wish to identify the services to be rendered to LLANY by Lincoln and the facilities to be used by LLANY, and to provide a method of fixing bases for determining the charges to be made to LLANY;

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Lincoln and LLANY agree as follows:

1. PERFORMANCE OF SERVICES AND USE OF FACILITIES. Subject to the terms, conditions and limitations of this Agreement, Lincoln agrees to the extent requested by LLANY to perform diligently and in a professional manner such services as set forth in this Agreement as LLANY determines to be reasonably necessary in the conduct of its insurance and annuity operations.

     Subject to the terms, conditions and limitations of this Agreement, Lincoln agrees to the extent requested by LLANY to make available to LLANY such of its facilities as LLANY may determine to be reasonably necessary in the conduct of its insurance and annuity operations, including data processing equipment, business property (whether owned or leased) and communications equipment.

     Lincoln agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform this Agreement.

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(a)  CAPACITY OF PERSONNEL AND STATUS OF FACILITIES. Whenever Lincoln utilizes its personnel to perform services for LLANY pursuant to this Agreement, such personnel shall at all times remain employees of Lincoln subject solely to its direction and control, and Lincoln shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

     No facility of Lincoln used in performing services for or subject to use by LLANY shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

(b) EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any services hereunder which require the exercise of judgment by Lincoln, Lincoln shall perform any such service in accordance with any standards and guidelines LLANY develops and communicates to Lincoln. In performing any services hereunder, Lincoln shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of LLANY.

(c) CONTROL. The performance of services by Lincoln for LLANY pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Lincoln or LLANY by their respective Boards of Directors. Lincoln shall act hereunder so as to assure the separate operating identity of LLANY.

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2.   SERVICES. The performance of Lincoln under this Agreement with respect to the business and operation of LLANY shall at all times be subject to the direction and control of the Board of Directors of LLANY. In providing services with respect to this Agreement, Lincoln agrees that any and all personal contact or communication, both oral and written, with LLANY's or Seller's policyholders and beneficiaries will be done in the name of and on behalf of LLANY or Seller, as the case may be. No mention of Lincoln will be made in any such personal contact or communication with LLANY's or Seller's policyholders and beneficiaries. Lincoln agrees to use LLANY's letterhead for all written communication with LLANY's policyholders and beneficiaries. Lincoln further agrees to use LLANY's letterhead for all written communication with Seller's policyholders and beneficiaries and such communication will (i) show the name, address and telephone number of Seller, (ii) disclose in the letterhead of such correspondence that LLANY is acting as the administrative agent of Seller in connection with the Coinsured Contracts, as, that term is defined in the Administrative Services Agreement, and (iii) confirm that Seller remains as their insurer and is responsible for the payment of all benefits under the Coinsured Contracts. Lincoln further agrees that if any of its employees who have direct contact with LLANY's or Seller's policyholders and beneficiaries perform such services from a location outside the State of New York-, Lincoln will establish and maintain a toll-free 800 telephone number for use by LLANY's or Seller's policyholders and beneficiaries.

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     Subject to the foregoing and to the terms, conditions and limitations of this Agreement, Lincoln shall perform on LLANY's behalf the CG Services and in particular shall perform on LLANY's behalf, all of LLANY's obligations and duties to Seller as those duties and obligations are specified in the Administrative Services Agreement.

     Subject to the foregoing and to the terms, conditions and limitations of this Agreement, Lincoln shall also provide to LLANY, at LLANY's request, insurance related services typically performed by a life insurance company, including the services set forth below with respect to the LLANY Business.

(a) ACCOUNTING, DATA PROCESSING, TAX AND AUDITING. Under the general supervision of the Board of Directors and management of LLANY, and provided that (i) the records and transactions are reviewed by LLANY, (ii) the final product is verified by LLANY and (iii) Lincoln shall cause LLANY's Chief Administrative Officer or his designee to be familiar with all of the details of the Services provided, including accounting and adjusting entries, Lincoln shall provide accounting services including but not limited to the following: (x) preparation of the financial statements and reports, including annual statements, on both statutory and GAAP bases, and tax returns, (y) maintenance of the related financial records, and (z) processing financial transactions of LLANY. Lincoln shall also provide such assistance as may be required with respect to tax and auditing services. Such auditing services shall include not only review of financial records but may also include review of specific functions and activities in order to ensure compliance with LLANY's established policies. This auditing provision shall

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     not apply to LLANY's audit of Lincoln's services pursuant to this
     Agreement.

(b) FUNCTIONAL SUPPORT SERVICES. Lincoln, when requested by LLANY, shall provide functional support services including but not limited to: (i) actuarial services, including rate and profit share analysis, product research and development, counseling on reserving requirements, work required for or in support of rate and/or form submissions, actuarial certifications and advice with respect to reinsurance, (ii) services associated with the establishment, maintenance, registration with appropriate government agencies, and administration of separate accounts, including calculation of the net asset value of units of the separate accounts, (iii) services associated with the generation and mailing of Form 1099, (iv) services in support of the ERISA, 403(b) and 401 (k) plans, (v) services in connection with the management of bank accounts, (vi) telecommunications services and electronic data processing services, facilities and integration, including software programming and documentation and hardware utilization, (vii) legal services, including representation of LLANY in the prosecution or defense of actions and in the negotiation and preparation of contracts and other documents, product development and drafting and filing of policies and forms, governmental relations and advising on regulatory compliance and rendering opinions on various legal matters, (viii) purchasing, (viv) printing, forms management, distribution, mailings and bulk handling, (x) employee relations services, including payroll processing, employee benefit plan design and administration, compensation design and administration, and recruiting of personnel other than agents, (xi) reinsurance administration services, and
     (xii) other corporate services including but not limited to escheat processing, property and casualty insurance

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     evaluation and procurement, office design services and lease negotiation.

(c) POLICYHOLDER SERVICE. Lincoln, when requested by LLANY, shall provide policyholder services including but not limited to activities involving personal contact or communication with a policyholder or beneficiary, activities relating to policy loan applications and payments, surrender requests including computation of benefits payable, policy conversions, beneficiary changes, policy changes, requests for general information, preparation and mailing of disbursements, preparation and mailing of periodic reports and statements, dividend computations, premium payments, policy lapses, expires, nonforfeitures, reinstatements, consumer complaints and other related policyholder services.

     In addition, when requested by LLANY, Lincoln shall provide advice on unique or complex policyholder services issues with respect to insurance and annuity products transacted by LLANY.

(d) COLLECTION SERVICES. With regard to the collection of premiums, deposits and other remittances from policyholders (including payments of principal or interest on contract loans) and from any collection facility, including Intermediaries and other persons or institutions that receive remittances with respect to LLANY Business, LLANY shall either perform these services on its own behalf or shall establish a lock-box bank arrangement in its name for the deposit of amounts collected. If a lock-box arrangement is used, LLANY may authorize Lincoln to disburse funds from the lock-box

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     arrangement.

(e) UNDERWRITING AND ISSUE SUPPORT. Lincoln, when requested by LLANY, shall provide underwriting functions and services including but not limited to review of applications for policies and policy amendments, MIB review, medical review, review of rates, advice regarding issuance of policies and amendments and other related services.

     In addition, when requested by LLANY, Lincoln shall provide to LLANY advice with respect to complex or unique underwriting and risk management issues and issues concerning issuing insurance and annuity contracts in accordance with the terms of their respective applications.

     With respect to any underwriting services that are provided to LLANY by Lincoln pursuant to this Agreement, it is understood that: (i) Lincoln shall provide such services in accordance with the underwriting guidelines and procedures of LLANY; and (ii) LLANY shall retain all final underwriting authority.

(f) CLAIMS ASSISTANCE. Lincoln, when requested by LLANY, shall assist LLANY by processing, examining and investigating claims. In addition, when requested by LLANY, Lincoln shall provide advice to LLANY concerning LLANY's claims. It is understood that: (i) Lincoln shall provide such services in accordance with the claims guidelines and procedures of LLANY; and (ii) LLANY shall retain final approval authority for all claims. In performing claims services for LLANY pursuant to this

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     agreement, Lincoln shall obtain and maintain all necessary licenses and permits required in order to comply with applicable laws and regulations.

(g) PUBLIC RELATIONS, ADVERTISING, SALES AND MARKETING PROMOTIONAL SERVICES. Lincoln, when requested by LLANY, shall provide marketing assistance and services, including sales aids, rate guides, sales brochures, solicitation materials and such other promotional materials, information, assistance and advice as shall assist the sales, public relations and advertising efforts of LLANY, as well as services in connection with and in support of broker and distributor licensing, contracts and compensation. In addition, when requested by LLANY, Lincoln shall provide to LLANY advice with respect to issues regarding public relations, advertising, sales and marketing.

3. CHARGES. LLANY agrees to reimburse Lincoln for services and facilities provided by Lincoln to LLANY pursuant to this Agreement. The charge to LLANY for such services and facilities shall be at cost and shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to LLANY by Lincoln, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

     Subject to New York Insurance Department Regulation 3, the bases for determining such charges to LLANY shall be those used by Lincoln for internal cost distribution including, where appropriate, time records prepared at least annually for this purpose.

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     Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Lincoln on behalf of LLANY.

     Cost analyses will be made at least annually by Lincoln to determine, as closely as possible, the actual cost of services rendered and facilities made available to LLANY hereunder. Lincoln shall forward to LLANY the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of cost incurred by Lincoln on behalf of LLANY.

     Lincoln's determination of charges hereunder shall be in accordance with New York Insurance Department Regulation 33 to the extent applicable and shall be presented to LLANY, and if LLANY objects to any such determination, it shall so advise Lincoln within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to LLANY and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Lincoln and LLANY, whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Lincoln and LLANY.

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4.   PAYMENT. Lincoln shall submit to LLANY within thirty (30) days of the end of each calendar month a written statement of the amount estimated to be owed by LLANY for services and the use of facilities pursuant to this Agreement in that calendar month, and LLANY shall pay to Lincoln within thirty (30) days following receipt of such written statement the amount set forth in the statement.

     Within thirty (30) days after the end of each calendar quarter, Lincoln will submit to LLANY a detailed written statement of the charges due from LLANY to Lincoln in the preceding calendar quarter, including charges not included in any previous statements, and any balance payable or to be refunded as shown in such statement shall be paid or refunded within fifteen (15) days following receipt of such written statement by LLANY.

5. STANDARD OF CARE. The parties shall use that degree of ordinary care and reasonable diligence in the performance of services hereunder that an experienced and qualified provider of similar services under a similar services agreement would use acting in like circumstances and familiar with such matters and in accordance with such additional standards as may be adopted by LLANY from time to time and communicated to Lincoln, including industry standards and applicable laws. Furthermore, the parties agree to maintain backup systems and contingency plans to assure that work stoppages, fires, riots, equipment, utility or transmission failures, shortage or damage, acts of God or other similar occurrences do not jeopardize the integrity of the data maintained on behalf


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     of the other party. Each party warrants it will maintain such systems in conformity with corporate and prudent business standards.

6. ACCOUNTING RECORDS AND DOCUMENTS. Lincoln shall be responsible for maintaining full and accurate accounts and records of all services rendered and facilities used pursuant to this Agreement and such additional information as LLANY may reasonably request for purposes of its internal bookkeeping and accounting operations. Lincoln shall keep copies of such accounts and records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by LLANY and persons authorized by it or any governmental agency having jurisdiction over LLANY during all reasonable business hours.

     With respect to accounting and statistical records prepared by Lincoln by reason of its performance under this Agreement, such records shall be delivered to LLANY within thirty (30) days from the end of the month to which the records pertain.

7. OTHER RECORDS AND DOCUMENTS. All books, records, and files established and maintained by Lincoln by reason of its performance under this Agreement which, absent this Agreement, would have been held by LLANY, shall: (i) be deemed the property of LLANY; (ii) be maintained in accordance with applicable law and regulation, including, but not limited to, New York Insurance Department Regulation 152 (11 NYCRR Part 243); and (iii) be subject to examination at all times by LLANY and persons authorized

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     by it or any governmental agency having jurisdiction over LLANY.

     With respect to original documents which would otherwise be held by LLANY and which may be obtained by Lincoln in performing under this Agreement, Lincoln shall deliver such documents to LLANY within thirty (30) days of their receipt by Lincoln, except where continued custody of such original documents is necessary to perform hereunder.

8. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Lincoln an exclusive right to provide services to LLANY, and LLANY retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by LLANY pursuant to this Agreement.

9. CONTACT PERSON(S). LLANY and Lincoln each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact person(s) shall be those set forth in Appendix A. Each party shall notify the other, in writing, as to the name, address and telephone number of any replacement for any such designated contact person.

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10.  TERMINATION. This Agreement shall remain in effect until terminated by either Lincoln or LLANY upon giving thirty (30) days or more advance written notice, provided that LLANY shall have the right to elect to continue to receive data processing services and/or to continue to utilize data processing facilities and related software for up to one year from the date of such notice. Upon termination, Lincoln shall promptly deliver to LLANY all books and records that are, or are deemed by this Agreement to be the property of LLANY.

     Application software and all copies thereof developed by Lincoln for LLANY's use shall become, and that developed by LLANY and provided to Lincoln for LLANY's exclusive use shall remain, the property of LLANY in perpetuity. To the extent allowed by applicable law, LLANY shall have the same rights as Lincoln in any other software or copies thereof obtained by Lincoln under license from third party vendors. LLANY may purchase other software or copies thereof from third party vendors for its exclusive use on Lincoln's equipment if LLANY so desires. Lincoln agrees that any software or copies thereof purchased by LLANY and used by Lincoln in connection with this Agreement shall remain the property of LLANY.

11. SETTLEMENT ON COMPLETE TERMINATION. No later than thirty (30) days after the effective date of Complete Termination of this Agreement, Lincoln shall deliver to LLANY a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be

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     refunded hereunder shall be due and payable within thirty (30) days of receipt of such statement.

12. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.

13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State without regard to principles of conflict of laws.

14. ARBITRATION. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, except as provided in Section 3, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof. The award

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     rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in New York, New York.

15. INDEMNIFICATION. LLANY and Lincoln agree to hold each other harmless and to indemnify each other against any and all extra-contractual liability and any related loss, damage, expense, costs, cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceeding and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.

16. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, telex or telecopier, addressed:

          (a)  If to Lincoln, to:

               The Lincoln National Life Insurance Company
               1300 South Clinton Street
               Fort Wayne, Indiana 46802

          (b)  If to LLANY, to:

               Lincoln Life & Annuity Company of New York
               120 Madison Street, Suite 1700
               Syracuse, New York 13202

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     or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

17. ENTIRE AGREEMENT. This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. For the avoidance of doubt, all previous administrative services agreements between LLANY and Lincoln are hereby terminated and superseded in their entirety by this Agreement.

18. SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized to do so, as of the date and year first above written.



                        THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                        By /s/ Keith J. Ryan
                          -------------------------------------------
                           Keith J. Ryan
                           Vice President and Chief Financial Officer



                        LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK


                        By /s/ Philip L. Holstein
                          -------------------------------------------
                           Philip L. Holstein
                           President

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                                  APPENDIX A
                                  ----------

                         CONTACT PERSON(S) FOR Lincoln

                                   President

                          CONTACT PERSON(S) FOR LLANY

                                   President


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